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                                                                    EXHIBIT 10.2


                                 TBC CORPORATION

                                  STOCK OPTION

         TBC CORPORATION, a Delaware corporation (the "Company"), hereby grants to Lawrence C. Day (the "Employee"), effective March 29, 2005 (the "Date of Grant"), as a matter of separate inducement and agreement in connection with the Employee's employment by the Company, and not in lieu of any salary or other compensation for the Employee's services, an option to purchase 49,000 shares of Common Stock of the Company, par value $.10 per share (the "Shares"), at a purchase price of $27.69 per share (the "Option").

         The Option is being granted under and pursuant to the Company's 2004 Incentive Plan (the "Plan"), which is incorporated herein by reference and a copy of which will be provided to the Employee upon request. The Option is intended to be treated and taxable as a Nonqualified Stock Option (as defined in the Plan).

         The Option is granted subject to all the terms and conditions of the Plan, including, but not limited to, the following:

1. If not earlier terminated as provided hereinafter, the Option shall expire on March 28, 2015 (the "Expiration Date"), and shall not, under any circumstances, be exercisable after the Expiration Date.

2. The Option shall not be exercisable within the first twelve months after the Date of Grant. Thereafter, the Option shall be exercisable for one-fifth of the Shares (to the nearest whole Share) on and after the first anniversary of the Date of Grant if, during the calendar year preceding such anniversary of the Date of Grant, the Company's Common Stock outperforms the Russell 2000(R) Index. On the second anniversary of the Date of Grant and on each succeeding anniversary of the Date of Grant until the Option has become exercisable in full, the Option shall be exercisable for an additional one-fifth of the Shares (to the nearest whole Share) if, during the calendar year preceding such anniversary of the Date of Grant, the Company's Common Stock outperforms the Russell 2000(R) Index. To the extent that the Option is not then fully exercisable, the Option shall vest in full on January 1, 2015. The Option may be exercised as to all or any part that has become exercisable in accordance with the provisions of this Paragraph 2 at any time and from time to time prior to the close of business on the Expiration Date.

3. The restrictions on exercisability of the Option provided for in Paragraph 2 shall not apply in the event the Employee ceases to be employed by the Company as a result of retirement on or after age 65 or earlier in accordance with the Company's then current retirement policies, disability, or death, or in the event a Change of Control (as defined in the Plan) of the Company occurs on or prior to the date the Employee's employment by the Company is terminated.

4. Except as otherwise provided hereinafter, the Employee shall be entitled to exercise the Option only if the Employee has been employed by the Company continuously during the period from the Date of Grant to the date of exercise.


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5.       In the event the Employee ceases to be employed by the Company for any reason other than retirement on or after age 65 or earlier in accordance with the Company's then current retirement policies, disability, or death, the Employee shall be entitled to exercise the Option thereafter only for a period of three months following the date of termination of employment and only to the extent it was exercisable (after giving effect to Paragraph 3, if applicable) on that date. Notwithstanding the foregoing, if the Employee dies within three months after termination of employment, the Option may be exercised thereafter until the earlier of the Expiration Date or one year after the date of the Employee's death, but only to the extent the Option was exercisable (after giving effect to Paragraph 3, if applicable) on the date of the Employee's termination of employment.

6. Subject to the provisions of Paragraph 7, if the Employee ceases to be employed by the Company as a result of retirement on or after age 65 or earlier in accordance with the Company's then current retirement policies, disability, or death, the Option may be exercised thereafter until the earlier of the Expiration Date or five years after the date of the Employee's termination of employment. If at the time of the Employee's retirement, the Employee is serving as a director of the Company, the five year period set forth in the preceding sentence shall be measured from the date the Employee ceases service as a director of the Company.

7. If the Employee ceases to be employed by the Company as a result of retirement on or after age 65 or earlier in accordance with the Company's then current retirement policies or as a result of disability, and thereafter dies within the one year period prior to the date when the Option would have expired in accordance with the provisions of Paragraph 6, the Option shall remain outstanding until the earlier of the Expiration Date or one year after the Employee's date of death.

8. The Option may not be sold, pledged, assigned, hypothecated, or transferred other than by will, by the laws of descent and distribution, or by the Employee's designation, in a writing delivered to the Company before the Employee's death, of a beneficiary or beneficiaries to whom the Employee's rights in the Option will be transferred upon the Employee's death. The Option may be exercised during the lifetime of the Employee only by the Employee. Upon the Employee's death, the Option may be exercised, during the respective periods and to the extent provided above, by the beneficiary or beneficiaries so designated by the Employee or, if there is no designated beneficiary who survives the Employee, by the person or persons (including the Employee's estate) to whom the Employee's rights under the Option shall have passed by will or by the laws of descent and distribution.





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         IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of the 29th day of March, 2005.

TBC CORPORATION



By /s/ MARVIN E. BRUCE
   --------------------------------------
   Marvin E. Bruce,
   Chairman of the Board


I hereby agree to the terms and conditions under which the foregoing Option is granted as set forth above and in the Plan.



/s/ LAWRENCE C. DAY
-----------------------------------------
Lawrence C. Day

March 29, 2005


NOTE: It is recommended that, before exercising this Option, you consult counsel (including counsel for the Company) regarding:

a. income tax aspects, such as the possible applicability of Alternative Minimum Tax, and

b. securities law aspects, such as reporting requirements and possible applicability of the short swing profits provision.



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